Exhibit 10(aa)

AMENDMENT TO PARTNERSHIP AGREEMENT

BETWEEN

OLIN SUNBELT, INC.

AND

1997 CHLORALKALI VENTURE, INC.

THIS AMENDMENT TO PARTNERSHIP AGREEMENT is entered into as of the 1st day of January, 2003, between Olin Sunbelt, Inc., a Delaware corporation (“OSI”), and 1997 Chloralkali Venture, Inc. (“1997 CVI”), a Delaware corporation.

WHEREAS, OSI and 1997 CVI entered into a Partnership Agreement dated as of August 23, 1996, pursuant to which OSI and 1997 CVI (collectively, the “Partners”) established the Sunbelt Chlor Alkali Partnership, a Delaware general partnership (the “Partnership”);

WHEREAS, such Partnership Agreement has been previously amended three (3) times each by an Amendment to Partnership Agreement, two of which were dated as of December 23, 1997, and one dated as of April 30, 1998 (as amended, the “Partnership Agreement”, with all capitalized terms not otherwise defined herein having the meaning set forth in the Partnership Agreement);

WHEREAS, the Partnership is undertaking a 40,000 ECU capacity upgrade of the Facility (the “40,000 ECU Project”) pursuant to Section 1.11(a) of the Partnership Agreement; and

WHEREAS, in connection with the 40,000 ECU Project OSI and 1997 CVI further desire to amend the Partnership Agreement in certain respects as set forth herein;

NOW THEREFORE, OSI and 1997 CVI agree as follows:

1. All references to the capacity of the Facility shall be changed from 250,000 ECUs to 290,000 ECUs.

2. (a) The Partners shall make capital contributions as and when necessary to fund the costs of the 40,000 ECU Project. All such capital contributions shall be made in proportion to the Partners’ ownership interest set forth in Section 1.04(a) of the Partnership Agreement. The first capital call for contributions by each Partner with respect to the 40,000 ECU Project shall be in the amount previously agreed by the Partners, which shall be paid by each Partner to the Partnership no later than January 15, 2003. This first capital call shall be applied to payment of expenses incurred by Operator in 2002 in connection with the 40,000 ECU Project. After this initial capital call, the Partners will fund the expenses incurred for completion of the 40,000 ECU Project through equal capital contributions pursuant to periodic cash calls made by the Operator.

(b) In addition, the Partners shall make capital contributions as and when needed to fund the Partnership’s obligation pursuant to the Operating Agreement to reimburse Olin Corporation for its previous capital costs expended in the expansion of its brine production unit. To the extent that the timing or structure of such reimbursement can produce a tax efficiency without creating an adverse economic condition for either Partner individually, the Partners will use reasonable efforts to structure the reimbursement to capture the tax efficiencies.

3. Except as amended herein, all other provisions of the Partnership Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Partners have executed this Amendment the day and year first written above.

OLIN SUNBELT, INC.

/s/ John L. McIntosh
By:	Name: John L. McIntosh Title: President, Olin Sunbelt, Inc.

1997 CHLORALKALI VENTURE, INC.

/s/ John Rastetter
By:	Name: John Rastetter Title:

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